Exhibit 10.9

EXECUTION COPY

CREDIT AGREEMENT

dated as of

May 31, 2005,

among

JAMES RIVER COAL COMPANY,
as Borrower,

The Lenders Party Hereto,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Bookrunner

MORGAN STANLEY SENIOR FUNDING, INC. and PNC CAPITAL MARKETS, INC.,
as Joint Lead Arrangers

[CS&M Ref. 8669-106]

SECTION 6.09.	Transactions with Affiliates	87

SECTION 6.10.	Restrictive Agreements	87

SECTION 6.11.	Amendment of Material Documents	88

SECTION 6.12.	Fixed Charge Coverage Ratio	88

SECTION 6.13.	Leverage Ratio	88

SECTION 6.14.	Senior Secured Leverage Ratio	89

SECTION 6.15.	Maximum Capital Expenditures	89

SECTION 6.16.	Changes in Fiscal Periods	89

SECTION 6.17.	Anti-Terrorism Laws	89

ARTICLE VII

Events of Default

SECTION 7.01.	Events of Default	90

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	95

SECTION 9.02.	Waivers; Amendments	96

SECTION 9.03.	Expenses; Indemnity; Damage Waiver	98

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit

Schedule 1.02	—	Mortgaged Property

Schedule 2.01	—	Commitments

Schedule 2.21(b)	—	Certificate of Deposit Terms and Conditions

Schedule 3.05(c)	—	Real Property

Schedule 3.05(d)	—	Mines

Schedule 3.05(e)	—	Mining Leases

Schedule 3.06	—	Disclosed Matters

Schedule 3.12	—	Subsidiaries

Schedule 3.13	—	Insurance

Schedule 3.18	—	Coal Supply Agreements

Schedule 6.01	—	Existing Indebtedness

Schedule 6.02	—	Existing Liens

Schedule 6.04	—	Existing Investments

Schedule 6.10	—	Existing Restrictions

Schedule 9.01	—	Notice Information

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption

Exhibit B-1	—	Form of Opinion of Kilpatrick Stockton LLP

Exhibit B-2	—	Form of Opinion of Local Counsel

Exhibit C	—	Form of Collateral Agreement

Exhibit D	—	Form of Perfection Certificate

EXECUTION

          CREDIT AGREEMENT dated as of May 31, 2005 (this “Agreement”), among JAMES RIVER COAL COMPANY, the LENDERS party hereto, PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent, and MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent.

                    Pursuant to the Stock Purchase Agreement (the “Acquisition Agreement”) dated as of March 30, 2005, by and among James River Coal Company, a Virginia corporation (the “Borrower”), Triad Mining, Inc., an Indiana corporation (the “Company”), and the stockholders of the Company, the Borrower will purchase all the outstanding capital stock of the Company (the “Acquisition”) for aggregate consideration of $75,000,000 (subject to a net working capital adjustment as described in the Acquisition Agreement), which will be paid in cash and shares of common stock of the Borrower (“Common Stock”).

                    In connection with the Acquisition, the Borrower will (a) issue not less than $150,000,000 aggregate principal amount of Senior Notes (such term, and each other capitalized term, having the meaning set forth in Article I) in a public offering, (b) issue shares of Common Stock (the “Equity Offering”) in an underwritten public offering for gross cash proceeds of not less than $38,000,000, (c) repay or otherwise extinguish all obligations in respect of the Existing Indebtedness and terminate all existing commitments and the release of all Liens in respect thereof and (d) pay all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Transactions (the “Transaction Costs”).

                    The Borrower has requested (a) the Revolving Lenders to extend credit in the form of Loans, the Issuing Bank to issue Revolving Letters of Credit and the Revolving Lenders to acquire participations in such Letters of Credit at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Exposure will not exceed $25,000,000 at any time, and (b) the Synthetic LC Lenders to deposit an aggregate amount equal to $75,000,000 in cash into the Certificate of Deposit Account, which deposits shall support the issuance of Synthetic Letters of Credit at any time and from time to time during the Synthetic LC Availability Period.  The proceeds of the Loans will be used solely to finance the working capital needs and other general corporate purposes of the Borrower and the Subsidiaries, provided that such proceeds may not be used to finance any portion of the Acquisition.  Letters of Credit will be used solely to satisfy performance and payment obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business.

                    The Revolving Lenders are willing to extend such credit to the Borrower and acquire such participations, the Synthetic LC Lenders are willing to make such deposits and acquire such participations and the Issuing Bank is willing to issue such Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

                    SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

                    “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                    “Acquisition” has the meaning assigned to such term in the preamble of this Agreement.

                    “Acquisition Agreement” has the meaning assigned to such term in the preamble of this Agreement.

                    “Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

                    “Additional Revolving Lender” has the meaning assigned to such term in Section 2.20.

                    “Administrative Agent” means PNC Bank, National Association, in its capacity as (a) administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII, (b) as collateral agent for the Lenders hereunder, and its successors in such capacity as provided in Section 7.04 of the Collateral Agreement and (c) as agent under any of the other Loan Documents, in each case as the context may require.

                    “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

                    “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

                    “Agreement” has the meaning assigned to such term in the preamble of this Agreement.

                    “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Open Rate in effect on such day plus 0.50%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Open Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Open Rate, respectively.

                    “Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Requirement of Laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

                    “Applicable Percentage” means, at any time, (a) with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time and (b) with respect to any Synthetic LC Lender, the percentage of the Total Credit-Linked Deposit represented by such Lender’s Credit-Linked Deposit at such time.  If the Revolving Commitments have terminated or expired, the Applicable Percentage with respect to any Revolving Lender shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Loans and obligations that occur after such termination or expiration.  If the Credit-Linked Deposits shall have been applied in full to reimburse Synthetic LC Disbursements, the Applicable Percentage with respect to any Synthetic LC Lender shall be determined based upon the Total Credit-Linked Deposit most recently in effect, giving effect to any assignments of deposits and obligations that occur after such reimbursement.

                    “Applicable Rate” means, for any day with respect to any Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Loan ABR Spread” or “Loan Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent pursuant to Sections 5.01(b) and (d) of the Borrower’s consolidated financial statements and related certificate of a Financial Officer, respectively, for the first two fiscal quarters of the Borrower beginning after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio:	Loan ABR Spread	Loan Eurodollar Spread

Category 1
Greater than or equal to 2.00 to 1.00	1.75%	2.75%

Category 2
Greater than or equal to 1.50 to 1.00
but less than 2.00 to 1.00	1.50%	2.50%

Category 3
Greater than or equal to 1.00 to 1.00
but less than 1.50 to 1.00	1.25%	2.25%

Category 4
Less than 1.00 to 1.00	1.00%	2.00%

                    For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and related certificate of a Financial Officer indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements or related certificate of a Financial Officer required to be delivered by it pursuant to Section 5.01(a) or (b) and Section 5.01(c), as the case may be, during the period from the expiration of the time for delivery thereof until such consolidated financial statements and related certificate of a Financial Officer are delivered.

                    “Approved Fund” has the meaning assigned to such term in Section 9.04(b).

                    “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                    “Bailee’s Letter” means a letter in form and substance reasonably satisfactory to the Administrative Agent and executed by any Person (other than a Loan Party) that is in possession of Inventory (as defined in the Collateral Agreement) on behalf of a Loan Party pursuant to which such Person acknowledges, among other things, the Administrative Agent’s Lien, for the benefit of the Secured Parties, with respect to such Inventory.

                    “Benchmark LIBOR Rate” means the rate per annum, as determined by the Certificate of Deposit Issuer, initially on the Effective Date and reset thereafter on the first Business Day of each Benchmark LIBOR Interest Period equal to the rate then in effect for one month Euro-Rate deposits.

                    “Benchmark LIBOR Interest Period” means, initially, the period commencing on the Effective Date and ending on the first day of the calendar month immediately following such Effective Date.  Each subsequent Benchmark LIBOR Interest Period shall begin on the first day of the calendar month and end on the first day of the next succeeding calendar month, provided that, if such first day is not a Business Day, then such Benchmark LIBOR Interest Period shall end on the next preceding Business Day, provided further that, in the event that the Benchmark LIBOR Interest Period would otherwise extend beyond the Synthetic LC Maturity Date, the Benchmark LIBOR Interest Period shall end on the Synthetic LC Maturity Date.

                    “Black Lung Act” means together, the Black Lung Benefits Revenue Act of 1977, as amended, and the Black Lung Benefits Reform Act of 1977, as amended.

                    “Blocked Person” has the meaning assigned to such term in Section 9.15.

                    “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

                    “Borrower” has the meaning assigned to such term in the preamble of this Agreement.

                    “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

                    “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

                    “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                    “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), or (iii) made by the Borrower or any Subsidiary as payment of the consideration for a Permitted Acquisition.

                    “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                    “Cash Management Agreement” means the Deposit Account Control Agreement dated as of May 31, 2005, by and among Wachovia Bank, National Association, James River Coal Company and the Administrative Agent.

                    “Certificate of Deposit” has the meaning assigned to such term in Section 2.21(b) herein.

                    “Certificate of Deposit Account” means the credit-linked certificate of deposit account established by the Administrative Agent under its sole and exclusive control maintained at the office of PNC Bank, National Association, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, designated as the “James River Synthetic LC Certificate of Deposit Account” that shall be used solely to hold the Credit-Linked Deposits.

                    “Certificate of Deposit Issuer” means PNC Bank, National Association, and its successors and assigns.

                    “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder as in effect on the date hereof) of Equity Interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, (c) the acquisition of Control of the Borrower by any Person or group or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Senior Notes Documents, the Existing Company Secured Notes, any indenture or agreement in respect of Material Indebtedness of the Borrower or any Subsidiary or any certificate of designations relating to any Qualified Equity Interests.

                    “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, the Certificate of Deposit Issuer, or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender, the Certificate of Deposit Issuer, the Issuing Bank or by such Lender’s, the Certificate of Deposit Issuer’s, or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                    “CLO” has the meaning assigned to such term in Section 9.04(b).

                    “Coal Act” means the Coal Industry Retiree Health Benefits Act of 1992, as amended.

                    “Coal Handling Facility” means any coal handling facility, including all necessary electrical, water and plumbing lines and systems necessary to operate such coal handling facility, all coal storage and transportation facilities, administrative facilities and vehicle parking facilities related thereto and all leases in respect of the foregoing.

                    “Coal Supply Agreements” means those contracts entered into by the Borrower or any Subsidiary for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year and that are in effect.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    “Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and shall also include the Mortgaged Properties.

                    “Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

                    “Collateral and Guarantee Requirement” means, at any time, the requirement that:

          (a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

          (b) all outstanding Equity Interests of each Subsidiary and all other Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party) and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

          (e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) evidence that all enclosed structures on the Mortgaged Property that are located in a special flood hazard area are covered by flood insurance of a type and in an amount as required by FEMA or certifications reflecting that all enclosed structures on the Mortgaged Property are not located in a federal flood plain where flood insurance is required in accordance with the standards imposed by FEMA on financial institutions extending credit secured by such Mortgaged Property and (iii) such legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

          (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

                    “Commitment” means the Revolving Commitments and the Credit-Linked Deposits, or any combination thereof (as the context requires).

                    “Common Stock” has the meaning assigned to such term in the preamble of this Agreement.

                    “Company” has the meaning assigned to such term in the preamble of this Agreement.

                    “Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (iv) all cash dividends paid or payable during such period in respect of preferred Equity Interests of the Borrower, provided that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the Borrower (expressed as a decimal) for such period (as estimated by a Financial Officer in good faith), minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.  Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on September 30, 2005, shall be an amount equal to the product of (1) Consolidated Cash Interest Expense for the three fiscal quarters ended September 30, 2005, determined on a Pro Forma Basis after giving effect to the Acquisition as if it had occurred on January 1, 2005, and (2) 4/3.  Consolidated Cash Interest Expense for any fiscal period beginning on or prior to July 1, 2005, shall be calculated on a Pro Forma Basis after giving effect to the Acquisition as if it had occurred on the first day of such fiscal period.

                    “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any extraordinary non-cash charges for such period (but excluding any such non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any such charge that results from the write-down or write-off of inventory), (v) non-recurring fees and expenses incurred during such period in connection with the Transactions in an aggregate amount not to exceed $5,000,000, (vi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower and (vii) any expense relating to defined benefits pension or post-retirement benefit plans, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) of this paragraph in any prior period, (ii) any extraordinary gains for such period, (iii) any non-cash gains for such period that represent the reversal of any accrual for, or cash reserves for, anticipated cash charges in any prior period, (iv) any income relating to defined benefits pension or post-retirement benefit plans, (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business and (vi) any amounts contributed by the Borrower or any Subsidiary in cash to any defined benefits pension or post-retirement benefit plans during such period, all determined on a consolidated basis in accordance with GAAP.  Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on September 30, 2005, shall be an amount equal to the product of (1) Consolidated EBITDA for the three fiscal quarters ended September 30, 2005, determined on a Pro Forma Basis after giving effect to the Acquisition as if it had occurred on January 1, 2005, and (2) 4/3.  Consolidated EBITDA for any fiscal period beginning on or prior to July 1, 2005, shall be calculated on a Pro Forma Basis after giving effect to the Acquisition as if it had occurred on the first day of such fiscal period.

                    “Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and the Subsidiaries (other than payments made by the Borrower or any Subsidiary to the Borrower or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the Borrower and the Subsidiaries, to the extent that such payments reduce any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) Maintenance Capital Expenditures for such period and (e) the aggregate amount of Taxes paid in cash by the Borrower and the Subsidiaries during such period.

                    “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period, and (b) the income of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

                    “Credit-Linked Deposit” means, as to each Synthetic LC Lender, the cash deposit made by such Lender pursuant to Section 2.05(b)(ii)(B), as such deposit may be (a) reduced from time to time pursuant to Section 2.05(b)(iii)(B), Section 2.08 or Section 2.11, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.05(b)(iii).  On the Effective Date, the amount of each Synthetic LC Lender’s Credit-Linked Deposit is set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Synthetic LC Lender shall have acquired its Credit-Linked Deposit, as applicable.  The aggregate amount of the Credit-Linked Deposits on the Effective Date is $75,000,000.

                    “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                    “Disclosed Matters” means the actions, suits and proceedings and the environmental and mining matters disclosed in Schedule 3.06.

                    “Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, on a fixed date or otherwise, pursuant to a sinking fund obligation or otherwise prior to the date that is 180 days after the Synthetic LC Maturity Date (other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero, termination of the Commitments and the return in full of all Credit-Linked Deposits to the Synthetic LC Lenders or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Senior Notes Documents), (c) require the maintenance or covenant of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

                    “dollars” or “$” refers to lawful money of the United States of America.

                    “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                    “Environmental Law” means all Federal, state, local and foreign treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, directives or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (including all Mining Laws).

                    “Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, penalty, fine, fee, expense or cost, contingent or otherwise (including any liability for costs of medical monitoring, costs of environmental remediation, restoration, preservation or reclamation, administrative oversight costs, consultants’ fees or indemnities), directly or indirectly arising out of, relating to, resulting from, or based upon (a) compliance or non-compliance with Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

                    “Equity Offering” has the meaning assigned to such term in the preamble of this Agreement.

                    “Equity Offering Documents” means the Form S-1 Registration Statement under the Securities Act of 1933, as amended, filed with the SEC on April 19, 2005 (File Number 333-124147) pursuant to which the Equity Offering is registered, all side letters, instruments, agreements and other documents evidencing or governing such Equity Offering, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

                    “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the existence of a reasonable expectation that the Borrower or any of its ERISA Affiliates will incur any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the existence of a reasonable expectation that the Borrower or any of its ERISA Affiliates will incur any significantly increased employee-related liability under any Mining Law or any material increase in future post-employment welfare and insurance expenses, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the existence of a reasonable expectation that the Borrower or any of its ERISA Affiliates will incur any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                    “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Euro-Rate.

                    “Euro-Rate” means, with respect to the Loans comprising any Eurodollar Borrowing to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing and having a borrowing date and a maturity comparable to such Interest Period by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted
by BBA or appropriate successor as shown on
Moneyline Telerate Service display page 3750
Euro-Rate =
1.00 – Euro-Rate Reserve Percentage

                    The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

                    “Euro-Rate Option” means the option of the Borrower to have Loans bear interest at the rate on the terms and subject to the conditions set forth in Section 2.07.

                    “Euro-Rate Reserve Percentage” means, on any date, the maximum percentage in effect to which any of the Lenders is subject on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).  The Euro-Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                    “Event of Default” has the meaning assigned to such term in Section 7.01.

                    “Excess Credit-Linked Deposits” means, at any time, the amount by which the Total Credit-Linked Deposits exceed the Synthetic LC Exposure at such time.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

                    “Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                    “Existing Company Secured Debt” means Indebtedness in respect of the Existing Company Secured Notes.

                    “Existing Company Secured Notes” means (a) the Term Note, dated as of September 26, 2001, by and between Triad Mining, Inc. and Fifth Third Bank, Kentucky, Inc. and (b) the Term Note, dated September 26, 2001, by and between Triad Underground Mining, LLC and Fifth Third Bank, Kentucky, Inc.

                    “Existing Credit Agreements” means (a) the Term Loan Agreement dated as of May 6, 2004, by and among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and BNY Asset Solutions LLC (as amended, supplemented, restated or otherwise modified as of the Effective Date) and (b) the Existing Loan and Security Agreement.

                    “Existing Indebtedness” means all obligations of the Borrower and the Subsidiaries under the Existing Credit Agreements (except the Existing Letters of Credit) and all Indebtedness of the Company and its subsidiaries as of the Effective Date (except the Existing Company Secured Debt).

                    “Existing Letters of Credit” means each letter of credit previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Loan and Security Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01.

                    “Existing Loan and Security Agreement” means the Loan and Security Agreement dated as of May 6, 2004, by and among the Borrower and the other borrower parties thereto, Leeco Processing Company and the other credit parties thereto, the lenders thereto, Wells Fargo Foothill, Inc. and Morgan Stanley Senior Funding, Inc.

                    “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

                    “Federal Funds Open Rate” means, for any day, the rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the Open Rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Administrative Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Open Rate on the immediately preceding Business Day, or if no such rate shall be quote by a federal funds broker at such time, such other rate as determined by the Administrative Agent in accordance with its usual procedures.

                    “FEMA” means the Federal Emergency Management Agency of the United States of America.

                    “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

                    “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

                    “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

                    “GAAP” means generally accepted accounting principles in the United States of America.

                    “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

                    “Granting Lender” has the meaning assigned to such term in Section 9.04(e).

                    “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                    “Hazardous Materials” means (A) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, explosives, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances; or (B) any chemical, material, substance, waste, pollutant or contaminant, including any mine tailings and mine drainage, that is prohibited, limited or regulated by or pursuant to any Environmental Law or Mining Law.

                    “Indemnitee” has the meaning assigned to such term in Section 9.03(b).

                    “Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.20.

                    “Incremental Revolving Commitment Lender” has the meaning assigned to such term in Section 2.20.

                    “Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20.

                    “Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.20.

                    “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled.

                    “Indemnified Taxes” means Taxes other than Excluded Taxes.

                    “Information Memorandum” means the Confidential Information Memorandum dated May, 2005, relating to the Borrower and the Transactions.

                    “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

                    “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

                    “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3, 6, 9 or 12 months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                    “Issuing Bank” means PNC Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(b)(vii).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                    “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                    “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

                    “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.20 or 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.  Unless the context otherwise requires, the term “Lenders” includes the Synthetic LC Lenders.

                    “Letter of Credit” means any Revolving Letter of Credit, any Synthetic Letter of Credit or any Existing Letter of Credit.

                    “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

                    “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                    “Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

                    “Loan Documents” means this Agreement, any Incremental Revolving Facility Amendment, the Collateral Agreement and the other Security Documents.

                    “Loan Parties” means the Borrower and the Subsidiary Loan Parties.

                    “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                    “Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

                    “Maintenance Capital Expenditures” means, for any period, all Capital Expenditures required to maintain the Borrower’s or any Subsidiary’s property, plant, equipment and Mining Leases, which shall be deemed to be $50,000,000 for each period of four consecutive fiscal quarters.

                    “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

                    “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

                    “Mine” means any excavation or opening into the earth now and hereafter made from which coal is or can be extracted on or from any of the properties owned or leased by the Borrower or any Subsidiary, together with all appurtenances, fixtures, structures, improvements and assets in connection therewith.

                    “Mining Law” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to mining operations and activities, including the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, in each case as amended.

                    “Mining Lease” means a lease pursuant to which the Borrower or any Subsidiary has rights with respect to coal reserves.

                    “Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by the Borrower or any of the Subsidiaries.

                    “MM&A” means Marshall Miller & Associates, Inc.

                    “MM&A 2004 Report” means the report of MM&A completed in June 2004 regarding the estimated coal reserves of the Borrower and the Subsidiaries as of March 31, 2004, which is described in the Borrower’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2004.

                    “Moody’s” means Moody’s Investors Service, Inc.

                    “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

                    “Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and identified on Schedule 1.02, and includes each other parcel of real property and improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

                    “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

                    “Obligations” has the meaning assigned to such term in the Collateral Agreement.

                    “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                    “Participant” has the meaning assigned to such term in Section 9.04(c).

                    “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                    “Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

                    “Permitted Acquisition” means any acquisition by the Borrower or a wholly owned Subsidiary Loan Party of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) such Person (in the case of an acquisition of Equity Interests) is organized under the laws of, and substantially all its assets (or the assets of such division or line of business, as the case may be) are located in, the United States of America, any State thereof or the District of Columbia, (c) no Default has occurred and is continuing or would result therefrom, (d) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (e) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall have been taken, (f) the Borrower is in compliance on a Pro Forma Basis after giving effect to such acquisition with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower, (g) after giving effect to such acquisition, there shall be no less than $10,000,000 of aggregate unused and available Revolving Commitments, (h) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b), (i) the Leverage Ratio, calculated immediately prior to such acquisition and on a Pro Forma Basis after giving effect to such acquisition recomputed as of the last day of the most recently ended fiscal quarter of the Borrower, is at least 0.25 less than the Leverage Ratio set forth in Section 6.13 opposite the period during which such acquisition is contemplated, and (j) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clauses (f) and (i) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period).

                    “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

                    “Permitted Investments” means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

          (c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

                    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                    “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                    “Prepayment Event” means:

          (a) any sale, transfer or other disposition (including by way of merger or consolidation) of any property of the Borrower or any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (c), (f), (g) and (h) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 for all such transactions during any fiscal year of the Borrower; or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $2,500,000;

          (c) the issuance by the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or any Subsidiary or (ii) any such issuance of Qualified Equity Interests of the Borrower to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time; or

(d) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

                    “Prep Plant Lease” means any lease entered into by the Borrower or any of the Subsidiaries in respect of a preparation plant and/or a related property on which the preparation plant is situated.

                    “Prime Rate” means the rate of interest per annum publicly announced from time to time by PNC Bank, National Association, as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                    “Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12, 6.13, 6.14 and 6.15 as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets, Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, or any Incremental Revolving Commitment may be made since the beginning of) the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date for which the financial statements and the certificate of a Financial Officer required by Sections 5.01(b) and (d), respectively, have been delivered in accordance with such Sections as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).  For purposes of calculating (a) the Leverage Ratio for the 12-month period ended December 31, 2004, or (b) the Leverage Ratio, Senior Secured Leverage Ratio and Fixed Charge Coverage Ratio for any fiscal period commencing prior to July 1, 2005, Total Indebtedness, Senior Secured Indebtedness, Consolidated Fixed Charges and Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition as if it were a Permitted Acquisition.

                    “Proposed Change” has the meaning assigned to such term in Section 9.02(c).

                    “Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

                    “Register” has the meaning assigned to such term in Section 9.04(b).

                    “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

                    “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

                    “Required Lenders” means, at any time, Lenders having Revolving Exposures, Synthetic LC Exposures, unused Revolving Commitments and Excess Credit-Linked Deposits representing more than 50% of the aggregate Revolving Exposures, Synthetic LC Exposure, unused Revolving Commitments and Excess Credit-Linked Deposits at such time.

                    “Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                    “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

                    “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

                    “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Revolving Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to Section 9.04 or (ii) Section 2.20.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Revolving Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be.  The initial aggregate amount of the Lenders’ Revolving Commitments is $25,000,000.

                    “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Revolving LC Exposure at such time.

                    “Revolving LC Disbursement” means a payment made by the Issuing Bank pursuant to a Revolving Letter of Credit.

                    “Revolving LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time and (b) the aggregate amount of all Revolving LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Revolving LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Revolving LC Exposure at such time.

                    “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

                    “Revolving Letters of Credit” means, at any time, any Letter of Credit other than any Synthetic Letter of Credit.

                    “Revolving Maturity Date” means May 31, 2010.

                    “S&P” means Standard & Poor’s Ratings Group, Inc.

                    “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

                    “Second-Priority Lien” means Liens that are subordinated to the Liens securing the Obligations.

                    “Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

                    “Senior Notes” means the senior unsecured notes due 2015 to be issued by the Borrower pursuant to the Senior Notes Indenture on or prior to the Effective Date and the Indebtedness represented thereby.

                    “Senior Notes Documents” means the Senior Notes Indenture, all side letters, instruments, agreements and other documents evidencing or governing the Senior Notes, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

                    “Senior Notes Indenture” means the Indenture dated as of May 31, 2005, among the Borrower, the Subsidiaries listed therein and U.S. Bank, National Association, as trustee, in respect of the Senior Notes.

                    “Senior Secured Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date that consists of, without duplication, (a) Loans, Revolving Exposure and Synthetic LC Exposure and (b) Indebtedness secured by a Lien (other than any Second-Priority Lien), provided that the terms “Revolving Exposure”, “Synthetic LC Exposure” and “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty that supports obligations of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation expenses and similar items, in each case provided in the ordinary course of business.

                    “Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

                    “SPV” has the meaning assigned to such term in Section 9.04(c).

                    “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                    “Subsidiary” means any subsidiary of the Borrower.  For purposes of the representations and warranties made herein on the Effective Date, the term “Subsidiary” includes the Company and its subsidiaries.

                    “Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary.

                    “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

                    “Synthetic LC Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) five Business Days prior to the Synthetic LC Maturity Date, (b) the date on which all of the Credit-Linked Deposits are required returned to the Synthetic LC Lenders and (c) the date of the termination of the Commitments pursuant to Article VII.

                    “Synthetic LC Disbursement” means any payment made by the Issuing Bank pursuant to a Synthetic Letter of Credit.

                    “Synthetic LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Synthetic Letters of Credit at such time plus (b) the aggregate amount of all Synthetic LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Synthetic LC Exposure of any Synthetic LC Lender at any time shall be its Applicable Percentage of the total Synthetic LC Exposure at such time.

                    “Synthetic LC Lender” means a Lender having a Credit-Linked Deposit.

                    “Synthetic LC Maturity Date” means the November 30, 2011.

                    “Synthetic Letters of Credit” means, at any time, Letters of Credit in an amount equal to the lesser of (a) the Total Credit-Linked Deposit and (b) the aggregate amount of outstanding Letters of Credit at such time.  Letters of Credit will from time to time be deemed to be Synthetic Letters of Credit or Revolving Letters of Credit in accordance with the provisions of Section 2.05(a).

                    “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                    “Total Credit-Linked Deposits” means, at any time, the sum of all Credit-Linked Deposits at such time, as the same may be (a) reduced from time to time pursuant to Section 2.05(b)(iii)(B) or Section 2.08 and (b) increased from time to time pursuant to Section 2.05(b)(iii).

                    “Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty that supports obligations of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation expenses and similar items, in each case provided in the ordinary course of business.

                    “Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Equity Offering, (c) the Acquisition and the other transactions contemplated by the Acquisition Documents, (d) the repayment in full and discharge of all obligations in respect of the Existing Indebtedness and the termination of all commitments and the release of all Liens in respect thereof, (e) the payment of the Transaction Costs, (f) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is to be a party, the issuance of the Senior Notes and the use of the proceeds thereof.

                    “Transaction Costs” has the meaning assigned to such term in the preamble of this Agreement.

                    “Triggering Event” means the earlier of (i) acceleration of the maturity under Section 7.01, (ii) the demand for cash collateral under Section 2.05(b)(viii), provided, however, that a Triggering Event shall no longer be continuing under this clause (ii) if the obligation to provide cash collateral under Section 2.05(b)(viii) has been eliminated in accordance with such Section, (iii) the Revolving Maturity Date or (iv) the Synthetic LC Maturity Date.

                    “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Euro-Rate or the Alternate Base Rate.

                    “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                    “wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

                    “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                    SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

                    SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (real or personal), including cash, securities, accounts and contract rights.

                    SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                    SECTION 1.05.  Pro Forma Calculations.  With respect to any period during which any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining compliance with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15, or for purposes of determining the Leverage Ratio, Senior Secured Leverage Ratio, Consolidated EBITDA and Consolidated Fixed Charge, calculations with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

                    SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Loans to the Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment at any time.  Within the foregoing limits and on the terms and subject to the conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

                    SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Revolving Lender to make any Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder, provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Loans as required herein.

                    (b)  Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings.  Each Revolving Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                    (c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.  Notwithstanding anything to the contrary herein, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(b)(iii).

                    (d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

                    SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(b)(iii) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi) that as of such date Sections 4.02(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

                    SECTION 2.04.  [Reserved.]

                    SECTION 2.05.  Letters of Credit.  (a)  General.  On the terms and subject to the conditions set forth herein (including, with respect to issuances of Synthetic Letters of Credit, Section 2.21), the Borrower may request the issuance of (i) Synthetic Letters of Credit, at any time and from time to time during the Synthetic LC Availability Period, and (ii) Revolving Letters of Credit, at any time and from time to time during the Revolving Availability Period, in each case for the Borrower’s own account (or for the account of any Subsidiary so long as the Borrower and such Subsidiary are co-applicants and co-obligors), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank.  For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be Synthetic Letters of Credit in the amount specified in clause (a) of the definition of Synthetic Letters of Credit and be deemed to be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such amount specified in clause (a) of the definition of Synthetic Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made under Revolving Letters of Credit for so long as, and to the extent that, there are any undrawn Revolving Letters of Credit outstanding (and thereafter shall be deemed to have been made under Synthetic Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination; provided that at any time during which an Event of Default shall have occurred and be continuing, (A) Letters of Credit shall be deemed to be Revolving Letters of Credit and Synthetic Letters of Credit, (B) drawings under Letters of Credit shall be deemed to have been made under Revolving Letters of Credit and Synthetic Letters of Credit and (C) any Letter of Credit that expires or terminates shall be deemed to be a Revolving Letter of Credit and a Synthetic Letter of Credit, in each case pro rata based upon (1) the Revolving LC Exposure immediately prior to such Event of Default determined in accordance with the foregoing provisions of this Section 2.05(a) and (2) the Synthetic LC Exposure immediately prior to such Event of Default determined in accordance with the foregoing provisions of this Section 2.05(a).  To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or a Synthetic Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Synthetic Letter of Credit and the remainder may be deemed to be a Revolving Letter of Credit.  Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the Revolving Maturity Date shall at all times be deemed to be a Synthetic Letter of Credit, subject to the limitations set forth in clause (i) of the second sentence of this paragraph (a).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                    (b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (except that the Issuing Bank in respect of Existing Letters of Credit shall not issue additional Letters of Credit and, unless agreed by it, shall not be required to amend, renew or extend an Existing Letter of Credit) and the Administrative Agent (by 10:00 a.m., New York City time, on the fifth Business Day prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with subparagraph (i) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower (and any other Subsidiary for whose account such Letter of Credit is issued) also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed the sum of the aggregate Revolving Commitments and the Total Credit-Linked Deposit, (y) the total Revolving Exposures shall not exceed the aggregate Revolving Commitments and (z) the Synthetic LC Exposure shall not exceed the Total Credit-Linked Deposit.

                    (i)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) with respect to any Revolving Letter of Credit, (x) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five Business Days prior to the Revolving Maturity Date and (B) with respect to any Synthetic Letter of Credit, (x) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five Business Days prior to the Synthetic LC Maturity Date; provided, however, that a Revolving Letter of Credit or Synthetic Letter of Credit, as the case may be, may, upon the written request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to (x) in the case of the Revolving Letter of Credit, the Revolving Maturity Date and (y) in the case of the Synthetic Letter of Credit, the Synthetic LC Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

                    (ii)  Participations.  (A)  By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each Revolving LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower or any other account party on the date due as provided in paragraph (b)(iii) of this Section, or of any reimbursement payment required to be refunded to the Borrower or any other account party for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subparagraph (A) in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of any Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (B)  Each Synthetic LC Lender shall deliver to the Administrative Agent its Credit-Linked Deposit in full on the Effective Date (and the Administrative Agent shall deposit such Credit-Linked Deposit in the Certificate of Deposit Account).  By the issuance or deemed issuance of a Synthetic Letter of Credit (or an amendment to a Synthetic Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Synthetic LC Lenders, the Issuing Bank hereby grants to each Synthetic LC Lender, and each Synthetic LC Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit (including each Existing Letter of Credit) equal to such Synthetic LC Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Synthetic LC Lender hereby absolutely and unconditionally agrees that if the Issuing Bank makes a Synthetic LC Disbursement that is not reimbursed by the Borrower on the date due as provided in paragraph (b)(iii) of this Section, or is required to refund any reimbursement payment in respect of a Synthetic LC Disbursement to the Borrower for any reason, the Administrative Agent shall reimburse the Issuing Bank for the amount of such LC Disbursement from such Synthetic LC Lender’s Credit-Linked Deposit on deposit in the Certificate of Deposit Account.  In the event the Certificate of Deposit Account is charged by the Administrative Agent to reimburse the Issuing Bank for an unreimbursed Synthetic LC Disbursement and so long as no Triggering Event shall have occurred and be continuing, the Borrower may pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be deposited by the Administrative Agent in the Certificate of Deposit Account.  Each Synthetic LC Lender acknowledges and agrees that its obligation to acquire and fund participations in Synthetic Letters of Credit pursuant to this subparagraph (B) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Synthetic Letter of Credit or the occurrence and continuance of a Default or the return of the Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Without limiting the foregoing, each Synthetic LC Lender irrevocably authorizes the Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this subparagraph (B) and Section 2.18(f).

                    (iii)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying (or causing any other account party in respect of such Letter of Credit to pay) to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.

          (A)  If the Borrower fails to make (or cause another account party to make) any payment due under paragraph (b)(iii) above with respect to a Revolving Letter of Credit when due, the Administrative Agent shall notify each Revolving Lender of the applicable Revolving LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any Revolving LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower (or any other account party in respect of the relevant Revolving Letter of Credit) of its obligation to reimburse such LC Disbursement.

          (B)  If the Borrower fails to make (or cause another account party to make) any payment due under paragraph (b)(iii) above with respect to a Synthetic Letter of Credit, the Administrative Agent shall notify each Synthetic LC Lender of the applicable Synthetic LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof, and the Administrative Agent shall promptly pay to the Issuing Bank each Synthetic LC Lender’s Applicable Percentage of such LC Disbursement from such Synthetic LC Lender’s Credit-Linked Deposit.  Promptly following receipt by the Administrative Agent of any payment by the Borrower in respect of any Synthetic LC Disbursement, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent payments have been made from the Credit-Linked Deposits, to the Certificate of Deposit Account to be added to the Credit-Linked Deposits of the Synthetic LC Lenders in accordance with their Applicable Percentages.  The Borrower acknowledges that each payment made pursuant to this subparagraph (B) in respect of any Synthetic LC Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence.  Any payment made from the Certificate of Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse the Issuing Bank for any Synthetic LC Disbursement shall not constitute a loan and shall not relieve the Borrower (or any other account party in respect of the relevant Synthetic Letter of Credit) of its obligation to reimburse such LC Disbursement.

                    (iv)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (b)(iii) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (except as otherwise provided below) or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Bank, and any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct or actual damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are the result of the Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank that resulted in such damages to the Borrower (as determined in a final non appealable judgment by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.

                    (v)   Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders or the Administrative Agent, for the account of the Synthetic LC Lenders, as the case may be, with respect to any such LC Disbursement in accordance with paragraph (b)(iii) of this Section.

                    (vi)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower (or any other account party) reimburses such LC Disbursement, at (1) in the case of a Revolving LC Disbursement, the rate per annum then applicable to ABR Loans and (2) in the case of a Synthetic LC Disbursement, a rate per annum equal to the Alternate Base Rate plus 1.75%; provided that, if the Borrower fails to reimburse (or cause another account party to reimburse) such LC Disbursement when due pursuant to paragraph (b)(iii) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (b)(iii)(A) of this Section or from the Credit-Linked Deposit of any Synthetic LC Lender pursuant to paragraph (b)(iii)(B) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender or Synthetic LC Lender, as applicable, to the extent of such payment.

                    (vii)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                    (viii)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the next Business Day after that date (A) on which the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph or (B) the maturity of the Loans has been accelerated, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Synthetic LC Lenders and Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default and so long as no Triggering Event shall have occurred and be continuing, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Triggering Event or Default shall have occurred and be continuing.

                    SECTION 2.06.  Funding of Borrowings.  (a)  Each Revolving Lender shall make each Loan to be made by it hereunder on the proposed date thereof (in accordance with section 2.03) by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Pittsburgh, Pennsylvania and designated by the Borrower in the applicable Borrowing Request, provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(b)(iii) shall be remitted by the Administrative Agent to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(b)(iii) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

                    (b)  Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Open Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

                    SECTION 2.07.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Revolving Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

                    (b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                    (c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                (i)   the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                 (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

                    (d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

                    (e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                    SECTION 2.08.  Termination and Reduction of Commitments; Return of Credit-Linked Deposits.  (a)  Unless previously terminated, the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Revolving Maturity Date.  So long as no Triggering Event shall occurred and be continuing, any amount of the Credit-Linked Deposits held in the Certificate of Deposit Account will be returned to the Synthetic LC Lenders on the Synthetic LC Maturity Date.

                    (b)  The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate Revolving Exposure (excluding the portion of the Revolving Exposure attributable to the outstanding Revolving Letters of Credit if the Borrower has made arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to such Letters of Credit and the Issuing Bank has released the Revolving Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments.  The Borrower may at any time or from time to time direct the Administrative Agent to reduce the Total Credit-Linked Deposits; provided that (i) each reduction occurs at the end of a Benchmark LIBOR Interest Period, (ii) each reduction of the Credit-Linked Deposits shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (iii) the Borrower shall not direct the Administrative Agent to reduce the Total Credit-Linked Deposits if, after giving effect to such reduction (and to the provisions of Section 2.05(a)), the aggregate Synthetic LC Exposure would exceed the Total Credit-Linked Deposit or the Revolving Exposure would exceed the total Revolving Commitments.  In the event the Total Credit-Linked Deposits shall be reduced as provided in the preceding sentence and so long as no Triggering Event shall have occurred and be continuing, the Administrative Agent shall return all amounts in the Certificate of Deposit Account in excess of the reduced Total Credit-Linked Deposit to the Synthetic LC Lenders, ratably in accordance with their Applicable Percentages of the Total Credit-Linked Deposit (as determined immediately prior to such reduction).

                    (c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments or the Total Credit-Linked Deposit under paragraph (b) of this Section at least three Business Days for Revolving Commitments and thirty days for the Total Credit-Linked Deposit prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments and return of the Total Credit-Linked Deposits delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments or reduction of the Total Credit-Linked Deposit shall be permanent.  Each termination or reduction of the Revolving Commitments or reduction of the Total Credit-Linked Deposit shall be made ratably among the Lenders in accordance with their Applicable Percentage of Revolving Commitments or Applicable Percentage of Total Credit-Linked Deposits, as the case may be.

                    SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Loan of such Lender on the Revolving Maturity Date.

                    (b)  Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                    (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof.

                    (d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Revolving Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

                    (e)  Any Revolving Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                    SECTION 2.10.  [Reserved.]

                    SECTION 2.11.  Prepayment of Loans; Early Return of Credit-Linked Deposits.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

                    (b)  In the event and on such occasion that the Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(b)(viii)) in an aggregate amount equal to such excess.

                    (c)  In the event and on each occasion that any Net Proceeds are received by or on behalf the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received apply an amount, equal to (i) in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, 50% of the amount of such Net Proceeds and (ii) in the case of all other Prepayment Events, 100% of the amount of such Net Proceeds (such amount to be applied the “Prepayment Amount”) as follows:  (A) first, to prepay Borrowings (without a corresponding reduction in the Revolving Commitments) and (B) second, to the extent the Prepayment Amount exceeds the amount applied as required in clause (A) above, deposit cash collateral in an account with the Administrative Agent for the benefit of the Lenders who have LC Exposure pursuant to Section 2.05(b)(viii), provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

                    (d)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

                    (e)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Except as otherwise set forth herein, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Each optional prepayment of Borrowings made pursuant to Section 2.11(a) shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or the entire outstanding principal amount of any Borrowings, if such amount is less than $1,000,000).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

                    SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Loans and Revolving LC Exposure of such Lender.

                    (b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to such Lender’s participations in Revolving Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any Revolving LC Exposure and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any Revolving LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued up to the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (c)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Synthetic LC Lender a participation fee with respect to such Lender’s participations in Synthetic Letters of Credit, which shall accrue at the rate of (a) 2.75% per annum plus (b) 0.25% per annum on the average daily amount of such Synthetic LC Lender’s Credit-Linked Deposit during the period from and including the Effective Date to but excluding the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate equal to 0.25% per annum on the average daily amount of the Synthetic LC Exposure (excluding any portion thereof attributable to unreimbursed Synthetic LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any Synthetic LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Synthetic Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees in respect of Synthetic Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date no later than which the Credit-Linked Deposits are returned in full to the Synthetic LC Lenders and any such fees accruing after the date on which the Credit-Linked Deposits are returned to the Synthetic LC Lenders shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees in respect of Synthetic Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (d)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                    (e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

                    SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

                    (b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Euro-Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

                    (c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue unreimbursed amounts with respect to any LC Disbursement, 2.00% plus the rate otherwise applicable to such LC Disbursement as provided in Section 2.05(b) or (iii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                    (d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                    (e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on Credit-Linked Deposits shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Euro-Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                    SECTION 2.14.  Alternate Rate of Interest.  If prior (i) to the commencement of any Interest Period for a Eurodollar Borrowing or (ii) the determination of the Benchmark LIBOR Rate on any day:

          (a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Euro-Rate for such Interest Period or the Benchmark LIBOR Rate for such day; or

          (b)  the Administrative Agent is advised by the Required Lenders that the Euro-Rate for such Interest Period or the Benchmark LIBOR Rate for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing or such Credit-Linked Deposit, as applicable, for such Interest Period or such day, as the case may be;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Open Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                    SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

               (i)   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, the Certificate of Deposit Issuer or the Issuing Bank (except any such reserve requirement reflected in the Euro-Rate); or

               (ii)  impose on any Lender, the Certificate of Deposit Issuer, the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement, the Certificate of Deposit, Eurodollar Loans made by such Lender, any Letter of Credit or participation therein or any Credit-Linked Deposit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit, the Certificate of Deposit or any Credit-Linked Deposit or to reduce the amount of any sum received or receivable by such Lender, the Certificate of Deposit Issuer, the Issuing Bank or Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

                    (b)  If any Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s capital or on the capital of such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, the Certificate of Deposit issued by the Certificate of Deposit Issuer, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent or such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s policies and the policies of such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent or such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s holding company for any such reduction suffered.

                    (c)  A certificate of a Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent or their respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                    (d)  Failure or delay on the part of any Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, the Certificate of Deposit Issuer, the Issuing Bank or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Certificate of Deposit Issuer’s, the Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor, provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

                    SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(b), or (e) monies are withdrawn from the Certificate of Deposit Account to reimburse the Issuing Bank for an unreimbursed Synthetic LC Disbursement, then, in any such event, the Borrower shall compensate each Lender or the Certificate of Deposit Issuer, as the case may be, for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest (without giving effect to Applicable Margins) that would have accrued on the principal amount of such Loan had such event not occurred, at the Euro-Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender or the Certificate of Deposit Issuer setting forth any amount or amounts that such Lender or the Certificate of Deposit Issuer is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Certificate of Deposit Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

                    SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b)  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c)  Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.21(b) hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section 2.21(b) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the Synthetic LC Lenders is an amount from the Administrative Agent equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the Borrower shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the Borrower shall indemnify, within 10 days after written demand therefor, the Administrative Agent for the full amount of any deductions paid by the Administrative Agent with respect to any payments made on account of any obligation of the Administrative Agent pursuant to Section 2.21(b).

                    (d)  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

                    (e)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (f)  Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Each Lender, assignee or participant required to deliver to the Borrower and the Administrative Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (i) each Lender which is a party hereto on the Effective Date shall deliver such valid Withholding Certificate at least five Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (ii) each assignee or participant shall deliver such valid Withholding Certificate at least five Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five Business Days before such date in which case it shall be due on the date specified by the Administrative Agent).  Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold U.S. federal income taxes at the full 30% withholding rate if the Administrative Agent determines, in its sole discretion, it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.

                    (g)  If the Administrative Agent, the Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

                    SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the sole discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient as promptly as practicable following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

                    (b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and unreimbursed LC Disbursements then due hereunder such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                    (c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) if a Triggering Event is in existence, the setoff, counterclaim or other payment shall be paid over by such Lender to the Administrative Agent and applied in accordance with the provisions of Section 2.18(f) below and (iii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                    (d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Open Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                    (e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                    (f)  Notwithstanding anything to the contrary set forth above, from and after the date of a Triggering Event and until all obligations of the Loan Parties to the Lenders under the Loan Documents have been paid in full, any and all payments and proceeds received by the Administrative Agent or any Lender, whether voluntarily from the Borrower or from any sale or other disposition of all or a part of the Collateral or the exercise of any other remedy by the Administrative Agent, shall be paid by the Administrative Agent to the Lenders as follows:

               (i)  first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent or the Lenders in connection with fees and expenses incurred in realizing on the Collateral or collection of any obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent or otherwise for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

               (ii)  second, to the ratable payment (based upon the obligations outstanding to the Lenders at the time of the Triggering Event) of the obligations then due and unpaid of the Loan Parties to the Lenders under the Loan Documents (including obligations owing under the specified swap agreements, unreimbursed LC Disbursements and cash collateral for the Letters of Credit) whether of principal, interest, fees, expenses or otherwise; provided that in the event that there are undrawn Letters of Credit at such time, the payments otherwise payable under this clause (b) attributable to the obligations represented by the undrawn Letters of Credit shall be retained by the Administrative Agent, to be held as cash collateral, for the ratable portion of the obligations consisting of undrawn Letters of Credit, it being understood that (x) if a Letter of Credit is drawn upon, the Administrative Agent shall pay to the Issuing Bank, to the extent necessary to reimburse the Issuing Bank for such draw, the amount of cash held as collateral for such Letter of Credit pursuant to this clause and (y) if and to the extent that any Letter of Credit shall expire or terminate, the amount of cash retained as collateral therefore pursuant to the application of this clause shall be applied by the Administrative Agent under this clause (b) to ensure that each of the Lenders shall receive a ratable share of all payments made subsequent to the date of the Trigger Event after taking into account the reduction in the obligations associated with the  termination or expiration of such Letter of Credit; and

(iii) the balance, if any, as required by Law.

For purposes of determining the proportionate amounts of all obligations sharing in any distribution under clause (f) of this Section 2.18 the amount of the outstanding obligations attributable to the undrawn amount of all outstanding Letters of Credit shall be reduced by the amount of cash (specifically excluding the Credit-Linked Deposits) held as collateral therefore by the Administrative Agent on the date of the Triggering Event.

In the event that the sum of all cash held by the Administrative Agent as collateral for the Letters of Credit plus the Credit-Linked Deposits exceed the undrawn amount of the Letters of Credit, the Administrative Agent may release a portion of the Credit-Linked Deposits equal to the excess amount to be shared among the Lenders in accordance with the following paragraph.

To the extent that monies are payable to the Revolving Lenders or the Synthetic LC Lenders under clause (ii) above or released by the Administrative Agent pursuant to the preceding paragraph (a “Distribution”), the Lenders agree that such Distribution shall be shared ratably among the Lenders based upon the sum of the Revolving Exposures and the Credit-Linked Deposits (including any unreimbursed Credit-Linked Deposits used to fund a Synthetic LC Disbursement) in existence at the time of the Triggering Event.  In the event that a Letter of Credit expires or is terminated subsequent to the date of a Triggering Event, the Distributions payable under this paragraph shall, in addition to the adjustments occurring under clause (ii) above, be reallocated among the Lenders so that all Distributions occurring subsequent to the date of the Triggering Event are shared ratably among the Lenders based upon the revised Revolving Exposures and the Credit-Linked Deposits.  If the Administrative Agent shall have insufficient cash collateral, when combined with Credit-Linked Deposits, to reimburse the Issuing Bank for any drawing on a Letter of Credit, then the Revolving Lenders shall immediately fund, in proportion to each Revolving Lender’s Applicable Share, the amount necessary to reimburse the Issuing Bank for such drawing (such funding by the Revolving Lenders, since previously included in Revolving Exposures, does not cause any reallocation under this Section 2.18 among the Revolving Lenders and the Synthetic LC Lenders).  To the extent necessary to effectuate the foregoing allocations among the Lenders, each Lender is deemed to have granted a ratable participation interest in its obligations to each of the other Lenders.

To the extent that cash is deposited by the Loan Parties for the Letters of Credit, whether deposited directly by the Loan Parties or as a result of the distributions set forth in this Section 2.18, the Lenders agree that such cash collateral shall be used by the Administrative Agent to reimburse the Issuing Bank for a draw under any Letter of Credit prior to applying any of the Credit-Linked Deposits in reimbursement thereof.

This Section 2.18 is solely for allocating the payments and proceeds among the Lenders and nothing contained herein shall in any way reduce or alter the obligations payable by the Loan Parties to the Lenders.

                    SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                    (b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans or Credit-Linked Deposits hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, Credit-Linked Deposit and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                    SECTION 2.20.  Incremental Revolving Commitment.  (a)  At any time and from time to time during the Revolving Availability Period, on the terms and subject to the conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Revolving Lenders), request to add one or more increases in the aggregate amount of the Revolving Commitments (each such increase, an “Incremental Revolving Commitment”), provided that at the time of any such request and upon the effectiveness of any Incremental Revolving Facility Amendment (as defined below), (A) no Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (C) the Leverage Ratio on a Pro Forma Basis recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available shall not be greater than the ratio set forth in Section 6.13 for such period less 0.25 and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and (C) above, together with all calculations relevant thereto.  Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Revolving Commitment shall not exceed $25,000,000.  Each Incremental Revolving Commitment shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $10,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Revolving Commitment set forth above.

                    (b)  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Commitment.  Any additional bank, financial institution, existing Revolving Lender or other Person that elects to commit to the Incremental Revolving Commitment shall be reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank (any such bank, financial institution, existing Revolving Lender or other Person being called an “Additional Revolving Lender”) and, if not already a Revolving Lender, shall become a Revolving Lender under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Revolving Lender agreeing to provide such Commitment, if any, each Additional Revolving Lender, if any, and the Administrative Agent.  No Revolving Lender shall be obligated to provide any Incremental Revolving Commitment, unless it so agrees.  Commitments in respect of any Incremental Revolving Commitment shall become Revolving Commitments (or in the case of any Incremental Revolving Commitment to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an Incremental Revolving Facility Amendment executed by the Borrower, each Revolving Lender agreeing to provide such Commitment, if any, each Additional Revolving Lender, if any, and the Administrative Agent.  An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the sole discretion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Revolving Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)).  The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Revolving Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Closing Date).  The proceeds of any Borrowings in respect of the Incremental Revolving Commitment will be used solely to finance the working capital needs and other general corporate purposes of the Borrower and the Subsidiaries.

                    (c)  Upon each increase in the Revolving Commitments pursuant to this section, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Commitment Lender”) in respect to such increase, and each such Incremental Revolving Commitment Lender will automatically and without further action be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Revolving Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Revolving Letters of Credit will be equal to the Incremental Revolving Commitment Lender’s Applicable Percentage of the Revolving LC Exposure (after giving effect to the Incremental Revolving Facility Amendment) and (ii) if, on the date of such increase, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.16.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

                    SECTION 2.21.  Certificate of Deposit Account.  (a)  The Credit-Linked Deposits shall be held by the Administrative Agent in the Certificate of Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Certificate of Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in Section 2.05, 2.08 or 2.11.  Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Synthetic LC Lender in respect of its participation in Synthetic Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Effective Date.

                    (b)  Each of the Borrower, the Administrative Agent, the Issuing Bank issuing any Synthetic Letter of Credit and each Synthetic LC Lender hereby acknowledges and agrees that each Synthetic LC Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.05(b) and that the Administrative Agent has agreed to invest the Credit-Linked Deposits into a single certificate of deposit issued by the Certificate of Deposit Issuer on the terms and subject to the conditions specified in Schedule 2.21(b) (the “Certificate of Deposit”).  All interest accruing on the Certificate of Deposit shall be paid by the Administrative Agent ratably to each Synthetic LC Lender in accordance with its Applicable Percentage quarterly in arrears when the fees in respect of the Synthetic Letter of Credit are payable pursuant to Section 2.12.  It is understood and agreed that the obligations to pay interest on the Certificate of Deposit shall be the exclusive obligation of the Certificate of Deposit Issuer and the Borrower shall not be obligated to pay such interest.  During periods when, and to the extent to which, such Credit-Linked Deposits are used by the Administrative Agent to cover unreimbursed Synthetic LC Disbursements, (i) the Certificate of Deposit shall be reduced by such amount and (ii) the Synthetic LC Lenders shall be entitled to receive interest on such amounts from the Borrower at the interest rates set forth in Section 2.05(b) and 2.13(c).

                    (c)  The Borrower shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in Section 2.05), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Synthetic LC Lenders, the provisions of this Section 2.21 and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.05(b) constitute agreements among the Administrative Agent, the Certificate of Deposit Issuer, the Issuing Bank issuing any Synthetic Letter of Credit and each Synthetic LC Lender with respect to its funding obligations in respect of its participation in Synthetic Letters of Credit and do not constitute any loan or extension of credit to the Borrower or the Subsidiaries by any of them.

                    (d)  Subject to the Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.05(b)(viii) and so long as no Triggering Event shall have occurred and be continuing, the Administrative Agent shall return any remaining Credit-Linked Deposits to the Synthetic LC Lenders following the occurrence of the Synthetic LC Maturity Date.

                    SECTION 2.22.  Evidence of Credit-Linked Deposits.  The Administrative Agent shall maintain in accordance with its usual practice a book-entry evidencing each Synthetic LC Lender’s Credit-Linked Deposit in which the Administrative Agent will record (a) the amount of each Synthetic LC Lender’s Credit-Linked Deposit, (b) the amount of all interest accruing on the Credit-Linked Deposit made pursuant to this Agreement.  The book entries maintained by the Administrative Agent pursuant to this Section 2.22 shall be prima facie evidence of the amounts of the Credit-Linked Deposits.

                    SECTION 2.23.  Interests in Credit-Linked Deposits.  To the extent that interests in the rights and obligations of Synthetic LC Lenders under this Agreement are deemed to be securities, such interests have not been and will not be registered under the Securities Act of 1933 or 12 C.F.R. part 16.  The Credit-Linked Deposits will not be registered as an investment company under the Investment Company Act of 1940.

                    SECTION 2.24.  Tax Shelter Regulations.  (a)  None of the Loan Parties intends to treat the Loans or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (a) notify the Administrative Agent thereof, and (b) deliver to the Administrative Agent a duly completed copy of IRS Form 8886 or any successor form.  If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

                    (b)  Promptly after any of the Loan Parties determines that it intends to treat any of the Loans, Letters of Credit or related transactions as being a “reportable transaction” as provided in this Section 9.16 Tax Shelter Regulations:

(i) a written notice of such intention to the Administrative Agent; and

(ii) a duly completed copy of IRS Form 8886 or any successor form.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

                    SECTION 3.01.  Organization; Powers.  Each of the Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                    SECTION 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of the Equity Interests of such Loan Party.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                    SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary (including any Mining Law), (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents.

                    SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, reported on by KPMG LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2005 (and the comparable periods for the prior fiscal years), certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                    (b)  The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 2005, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of March 31, 2005, as if the Transactions had occurred on such date.

                    (c)  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memoranda and except for the Disclosed Matters, after giving effect to the Transactions, neither the Borrower nor any of the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

                    (d)  No change, circumstance, condition, effect, event or development has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, results of operations, liabilities (including contingent liabilities), material agreements of the Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2004.

                    (e)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, reported on by York, Neel and Co. – Madisonville, LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2005 (and the comparable periods for the prior fiscal years), certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                    SECTION 3.05.  Properties.  (a)  Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its property material to its business (including surface rights, coal and other mineral rights, and the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their respective intended purposes.

                    (b)  Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    (c)  Schedule 3.05(c) sets forth the address of each real property (including the Mortgaged Properties) that is owned or leased by the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

                    (d)  Schedule 3.05(d) sets forth a complete and accurate list of all Mines (including addresses (or, in respect of any properties that have no addresses, locations) and the owner and operator thereof) owned or operated by the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

                    (e)  Schedule 3.05(e) sets forth a complete and accurate list of all (i) Mining Leases (including addresses (or, in respect of any properties that have no addresses, locations) of the subject coal reserves and the lessor thereof) and (ii) all Prep Plant Leases (including addresses (or, in respect of any properties that have no addresses, locations) of the subject properties and lessor thereof), in each case as of the Effective Date after giving effect to the Transactions.

                    (f)  With respect to each Mining Lease and each Prep Plant Lease, the Borrower or a Subsidiary possesses the leasehold interest mining rights and Mining Permits necessary for the operation of the applicable Mine or Coal Handling Facility, as the case may be, currently being operated on such parcel, and each of its rights under the applicable lease, contracts, rights-of-way and easements necessary for the operation of such Mine or such Coal Handling Facility, as the case may be, is in full force and effect and no default exists thereunder, except to the extent that such defaults or the failure to maintain such lease, mining rights, Mining Permits, contracts, rights of way and easements in full force and effect has not had and could not reasonably be expected to result in a Material Adverse Effect on the operation and intended use of such parcel by the Borrower or such Subsidiary, as the case may be.

                    (g)  As of the Effective Date, neither the Borrower nor any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such real property or interest therein.

                    SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

                    (b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (including any Mining Permit), (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                    (c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

                    SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Borrower and the Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property except, in the case of clause (b) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.08.  Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                    SECTION 3.09.  Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.  The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.

                    SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

                    SECTION 3.12.  Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

                    SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower or any Subsidiary as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate.

                    SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened.  The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.  There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

                    SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                    SECTION 3.16.  Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” under and as defined in the Senior Notes Documents.

                    SECTION 3.17.  Coal Act; Black Lung Act.  Each of the Borrower and the Subsidiaries and each of their respective “related persons” (as defined in the Coal Act) are in compliance with the Coal Act and none of the Borrower, the Subsidiaries and their respective related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder that have been paid when due and except to the extent that the liability thereunder could not reasonably be expected to result in a Material Adverse Effect.  Each of the Borrower and the Subsidiaries is in compliance with the Black Lung Act, and neither the Borrower nor any of the Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder that have been paid when due and except to the extent that the liability thereunder could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.18.  Coal Supply Agreements.  Schedule 3.18 sets forth a complete and accurate list of each Coal Supply Agreement to which the Borrower or any Subsidiary is a party as of the Effective Date, including the counterparty to each such agreement.  As of the Effective Date, each such Coal Supply Agreement is in full force and effect, except to the extent that the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.19.  Surety Bonds.  All surety, reclamation and similar bonds required to be maintained by the Borrower or any Subsidiary under any Requirement of Law or pursuant to any contractual obligation binding on any of them are in full force and effect and were not and will not be terminated, suspended, revoked or otherwise adversely affected as a result of the Transactions; provided that (a) self-bonding permitted under any Requirement of Law prior to the Effective Date may be required to be replaced following the Effective Date with surety bonds, (b) the cost of such bonds may be increased and (c) certain of such bonds may be terminated, suspended or revoked, provided that, taken together, the events specified in clauses (a), (b) and (c) above could not reasonably be expected to result in a Material Adverse Effect.  All required guarantees of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 3.20.  Anti-Terrorism Laws.  (a)  None of the Loan Parties or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                    (b)  None of the Loan Parties, or any Affiliate of any Loan Party, or their respective agents acting or benefiting  in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

                (v)  a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

                    (c)  No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE IV

Conditions

                    SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and acquire participations in Letters of Credit, the obligations of Synthetic LC Lenders to fund their Credit-Linked Deposits and the obligations of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Kilpatrick Stockton LLP, counsel for the Borrower and the Subsidiaries, substantially in the form of Exhibit B-1, and (ii) local counsel in each jurisdiction where the Borrower or a Subsidiary Loan Party is organized or a Mortgaged Property is located, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

          (c)  The Administrative Agent shall have notified the Borrower in writing that it has received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) (other than with respect to the representation and warranty set forth in Section 3.04(d)) and (b) of Section 4.02.

          (e)  Each of the Administrative Agent and the Syndication Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel to the Administrative Agent and the Syndication Agent) required to be reimbursed or paid by any Loan Party under any Loan Document.

          (f)  The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released and (ii) evidence that the Cash Management Agreements contemplated by the Collateral Agreement shall have been established.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

          (h)  The Administrative Agent and the Syndication Agent shall be reasonably satisfied as to the amount and nature of any contingent liabilities (including Environmental Liabilities and employee health and safety exposures) to which the Borrower and the Subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such Subsidiaries with respect thereto.

          (i)  The Administrative Agent and the Syndication Agent shall have received and shall be reasonably satisfied with, the report of MM&A regarding the estimated coal reserves of the Company and its subsidiaries as of February 1, 2005, which shall be (x) substantially identical in form to the MM&A 2004 Report and (y) prepared in accordance with the guidelines and methodology, consistently applied, used by MM&A and the Borrower to prepare the MM&A 2004 Report.

          (j)  No change, circumstance, condition, effect, event or development (other than the ordinary course extraction of coal through ongoing mining operations) has occurred that has had, or could reasonably be expected to have, a material adverse effect on the estimated coal reserves (as set forth in the MM&A 2004 Report) of the Borrower and the Subsidiaries, taken as a whole, since March 31, 2004.

          (k)  The Borrower shall have received gross cash proceeds of not less than (A) $150,000,000 from the issuance of the Senior Notes and (B) $38,000,000 from the Equity Offering.  The Administrative Agent shall have received copies of the Senior Notes Documents and the Equity Offering Documents, in each ease certified by a Financial Officer as complete and correct.

          (l)  All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods (including any extensions thereof) shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions.

          (m)  The Lenders shall have received a pro forma consolidated balance sheet and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of March 31, 2005, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall not be materially inconsistent with the forecasts or projections previously furnished to the Lenders.

          (n)  The Lenders shall have received (i) audited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and the related notes thereto, accompanied by a true and correct copy of the reports thereon by KPMG LLP, independent public accountants, and (ii) unaudited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal quarter and portion of the fiscal year ended March 31, 2005 (and for the comparable period for the prior fiscal year), prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of footnotes) and certified by a Financial Officer, which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements or forecasts previously furnished to the Lenders.

          (o)  The Lenders shall have received (i) audited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and the related notes thereto, accompanied by a true and correct copy of the reports thereon by York, Neel and Co. – Madisonville, LLP, independent public accountants, and (ii) unaudited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company as of and for the fiscal quarter and portion of the fiscal year ended March 31, 2005 (and for the comparable period for the prior fiscal year), prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of footnotes) and certified by a Financial Officer, which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements or forecasts previously furnished to the Lenders.

          (p)  The Transactions shall have been consummated or shall be consummated simultaneously with the initial funding of Loans, if any, on the Effective Date in accordance with applicable law, the Acquisition Agreement and all other related documentation (without giving effect to any amendments or waivers to or of such documents that are adverse to the Lenders and not previously approved by the Administrative Agent and the Syndication Agent).  The Administrative Agent shall have received copies of the Acquisition Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.  The Transactions shall have been consummated as described in the term sheet included in the Information Memoranda and in a manner consistent with the sources and uses shown on Annex II to the term sheet included in the Information Memoranda.

          (q)  All commitments under each of the Existing Credit Agreements and other Existing Indebtedness shall have been terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full (except that the Existing Letters of Credit shall remain outstanding) and all guarantees and liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be satisfactory to the Administrative Agent.  The Administrative Agent shall have received a payoff and release letter with respect to each of the Existing Credit Agreements and other Existing Indebtedness in form and substance reasonably satisfactory to the Administrative Agent.  After giving effect to the Transactions, neither the Borrower nor any Subsidiary shall have outstanding any shares of preferred stock or Disqualified Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior Notes and (iii) Indebtedness set forth on Schedule 6.01.  The terms and conditions of all Indebtedness to remain outstanding after the Effective Date (including terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders.

          (r)  The Lenders shall have received a certificate from the chief executive officer of the Borrower, in form and substance satisfactory to the Lenders, certifying as to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

          (s)  The Lenders shall have received a detailed business plan of the Borrower and the Subsidiaries for the fiscal years 2005 through 2012 (including quarterly projections for the first three fiscal quarters commencing after the Effective Date).

          (t)  No change, circumstance, condition, effect, event or development has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, results of operations, liabilities (including contingent liabilities), material agreements of (i) the Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2004, or (ii) the Company and its subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2004.

          (u)  The Administrative Agent shall be satisfied that, on a Pro Forma Basis, the Leverage Ratio for the 12-month period ended December 31, 2004, shall not exceed 2.35 to 1.00 and the Lenders shall have received a certificate of a Financial Officer certifying to that effect.

          (v)  The senior secured credit facilities provided to the Borrower and the Subsidiaries hereunder and the Senior Notes shall have been rated by each of Moody’s and S&P not less than 15 days prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and acquire participations in Letters of Credit, the obligations of Synthetic LC Lenders to fund their Credit-Linked Deposits and the obligations of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, June 8, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                    SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing or acquire participations in Letters of Credit, the obligations of the Synthetic LC Lenders to fund their Credit-Linked Deposits and the obligations of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

          (a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, acquisition, funding or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, except to the extent such representations and warranties expressly relate to an earlier date, as applicable.

          (b)  At the time of and immediately after giving effect to such Borrowing, acquisition, funding or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) acquisition and funding and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

                    Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed and the Credit-Linked Deposits have been returned in full to the Synthetic LC Lenders, the Borrower covenants and agrees with the Lenders that:

                    SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

          (a)  within 90 days (or such shorter period as may be required by the SEC) after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b)  within 45 days (or such shorter period as may be required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c)  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the Borrower’s audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d)  at least 15 days prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

          (e)  promptly after the same becomes publicly available, if not publicly available on EDGAR or any similar services, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as the case may be; and

          (f)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

          (g)  concurrently with any delivery of financial statements under paragraph (a) above, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer of the Borrower setting forth the information required pursuant to sections 1, 2, 5 and 8 of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate.

          (h)  concurrently with any delivery of financial statements under paragraph (b) above, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer of the Borrower setting forth a true and complete list of Mining Leases and any other rights with respect to Mines that the Borrower or any of its Subsidiaries shall have acquired since the date of such certificate previously delivered to the Administrative Agent pursuant to this paragraph (h).

                    SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

          (b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c)  the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,125,000;

          (d)  simultaneously with the date that the Borrower or any Subsidiary (i) commences or terminates negotiations with any collective bargaining agent for the purpose of materially changing any collective bargaining agreement, (ii) reaches an agreement with any collective bargaining agent prior to ratification for the purpose of materially changing any collective bargaining agreement, (iii) ratifies any agreement reached with a collective bargaining agent for the purpose of materially changing any collective bargaining agreement or (iv) becomes subject to a “cooling off period” under the auspices of the National Mediation Board, the commencement or termination of such negotiations or the receipt of such agreement or notice of a “cooling off period” (including a copy of such agreement or notice), as the case may be;

          (e)  any change in the ratings of the senior secured credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities; and

          (f)  any other development (including notice of any claim or condition arising under or relating to any Environmental Law (including any Environmental Liability) or Mining Law) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                    SECTION 5.03.  Information Regarding Collateral.  (a)  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

                    (b)  At the time of delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

                    SECTION 5.04.  Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

                    SECTION 5.05.  Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                    SECTION 5.06.  Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                    SECTION 5.07.  Insurance.  The Borrower will, and will cause each Subsidiary to, (a) maintain, with financially sound and reputable insurance companies, (i) insurance in such amounts (with no greater risk retention) and against such risks as is (x) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (y) considered adequate by the Borrower, (ii) in the event that the Mortgaged Property includes enclosed structures that are located in a special flood hazard area (as described by FEMA), flood insurance in an amount and of a type satisfactory under FEMA for financing by a bank and (iii) all other insurance as may be required by law (including any Mining Law) or any other Loan Document and (b) cause each insurance policy that is so maintained and that covers all or any portion of a Mortgaged Property, Mine, Coal Handling Facility, Mining Lease or Prep Plant Lease to contain a “lender’s loss payable endorsement” or a “union Mortgagee Clause” (or a “New York Mortgagee Clause”), as applicable, in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained and flood zone determination forms for all enclosed structures owned by any Loan Party that is contained in the Mortgaged Property.

                    SECTION 5.08.  Casualty and Condemnation.  The Borrower, with respect to any casualty or condemnation related Prepayment Event, (a) will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents; provided, however, that the Borrower shall not be required to comply with this Section unless the proceeds received hereunder would result in a Prepayment Event.

                    SECTION 5.09.  Books and Records; Inspection and Audit Rights.  (a)  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent and, upon an Event of Default, any representatives designated by any Lender, in each case upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                    (b)  The Borrower will use commercially reasonable efforts to cause the senior secured credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s.

                    SECTION 5.10.  Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to adversely effect the Borrower or any Subsidiary.

                    SECTION 5.11.  Use of Proceeds and Letters of Credit.  The proceeds of Loans drawn on or after the Effective Date will be used solely to finance the working capital needs and other general corporate purposes of the Borrower and the Subsidiaries, provided that such proceeds may not be used to finance any portion of the Acquisition.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.  Letters of Credit will be used solely to satisfy performance and payment obligations incurred by the Borrower or any of the Subsidiaries in the ordinary course of business.

                    SECTION 5.12.  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

                    SECTION 5.13.  Further Assurances.  (a)  The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

                    (b)  If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $2,000,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

                    SECTION 5.14.  Interest Rate Protection.  As promptly as practicable, and in any event within 45 days after the Effective Date, the Borrower will enter into, and thereafter for a period of not less than three years will maintain in effect, one or more Swap Agreements with such parties as shall be reasonably acceptable to the Administrative Agent, the effect of which is that at least 50% of the aggregate principal amount of Indebtedness (including Revolving LC Exposure) outstanding on such date and will be subject to interest at a fixed rate or the interest cost in respect of which will be fixed, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

                    SECTION 5.15.  Mining.  The Borrower will, and will cause each Subsidiary to, (a) take all commercially reasonable efforts to ensure that all of their respective tenants, subtenants, contractors, subcontractors, and invitees comply in with all applicable Mining Laws, and obtain, comply and maintain any and all Mining Permits, applicable to any of them and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions in each case required under applicable Mining Laws and promptly comply in all respects with all lawful orders and directives of any Governmental Authority in respect of applicable Mining Laws.

                    SECTION 5.16.  Bailee’s Letters.  At any time that any Loan Party has coal valued at in excess of $2,000,000 stored on the premises of any third party, the Borrower will, and will cause each applicable Subsidiary to, use commercially reasonable efforts to deliver a Bailee’s Letter with respect thereto.

ARTICLE VI

Negative Covenants

                    Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed and the Credit-Linked Deposits have been returned in full to the Synthetic LC Lenders, the Borrower covenants and agrees with the Lenders that:

                    SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Senior Notes in an aggregate principal amount not to exceed $150,000,000;

                    (iii)  Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness (other than in respect of the Existing Company Secured Debt), provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced, (D) shall be subordinated to the Obligations on the same terms as the Indebtedness being extended, renewed or replaced and (E) shall not have terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions, but excluding financial terms such as interest rates and redemption provisions) less favorable to the Lenders than the terms of the Indebtedness being extended, renewed or replaced;

                    (iv)  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

                    (v)   Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(iii) or (a)(vii)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Senior Notes shall be Guaranteed by any Subsidiary, unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

                    (vi)  (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus any accrued but unpaid interest and premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $5,000,000 at any time outstanding;

                    (vii)  (A) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (B) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus any accrued but unpaid interest and premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding;

(viii) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

                    (ix)   Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

                    (x)    Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business; and

(xi) Indebtedness in respect of Swap Agreements permitted by Section 6.07.

                    (b)  The Borrower will not, and will not permit any Subsidiary to, issue any Disqualified Equity Interests.

                    SECTION 6.02.  Liens.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

                    (iii)  any Lien on any property of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus any accrued but unpaid interest and premium thereon);

                    (iv)  any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus any accrued but unpaid interest and premium thereon);

                    (v)  Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (vi)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (vi)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, provided that this clause (B) shall not apply to any Indebtedness permitted by clause (vi)(B) of Section 6.01(a) or any Lien securing such Indebtedness, (C) the Indebtedness secured thereby does not exceed the lesser of (x) the cost of acquiring, constructing or improving such fixed or capital asset or (y) in the case of Indebtedness permitted by clause (v)(A) of Section 6.01(a), such fixed or capital asset’s fair market value at the time such security interest attaches, and in any event, the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding and (D) such Liens shall not apply to any other property of the Borrower or any Subsidiary;

                    (vi)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vii) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

                    (viii)  Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $1,000,000 at any time outstanding; and

(ix) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party.

                    SECTION 6.03.  Fundamental Changes.  (a)  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04, 6.05 and 6.06.

                    (b)  The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and any other businesses that are related, ancillary or complementary to such business, including the operation of natural gas wells, natural gas removal, natural resource removal businesses and other businesses related to the energy and electricity generation businesses.

                    SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

          (b)  Permitted Acquisitions, provided that the aggregate purchase price, which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (ii) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vii) or otherwise incurred in connection with such Permitted Acquisition, shall not exceed $25,000,000 in any fiscal year and $50,000,000 in the aggregate plus, in each case (without duplication) (A) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Permitted Acquisition (which amount shall not exceed the purchase price paid (including the principal amount of Indebtedness assumed pursuant to Section 6.01(a)(vii)) in connection therewith) in respect of such Permitted Acquisition) and (B) any Qualified Equity Interests issued in payment of any portion of such purchase price and the Net Proceeds of the issuance of Qualified Equity Interests (to the extent such Net Proceeds are used to pay any portion of such purchase price);

(c) investments existing on the date hereof and set forth on Schedule 6.04;

          (d)  investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of the term “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments made pursuant to this clause (ii) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

          (e)  loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made pursuant to this clause (ii) by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under clause (ii) of paragraph (d) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

          (f)  Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) to the proviso of paragraph (d) of this Section and intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

          (g)  loans or advances to employees of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or any Subsidiary not exceeding $500,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

          (h)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

          (i)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Swap Agreements permitted by Section 6.07;

          (k)  investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of or in connection with such Person becoming a Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments received in connection with the disposition of any asset permitted by Section 6.05;

          (n)  receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms, as the Borrower or any Subsidiary deems reasonable under the circumstances; and

          (o)  other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment is made and including all related commitments for future advances and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investments, loans and advances, not exceeding $1,000,000 in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).

                    SECTION 6.05.  Asset Sales.  The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

          (b)  sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

          (d)  sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i), (k) or (m) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

          (g)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Borrower or any Subsidiary; and

          (h)  sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (h) shall not exceed $10,000,000 during any fiscal year of the Borrower, provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and (other than those permitted by clause (b) (unless the disposition is to a Subsidiary that is not a Loan Party), (d) and (h) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

                    SECTION 6.06.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(a)(v).

                    SECTION 6.07.  Swap Agreements.  The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements required by Section 5.14 or entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating rates to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

                    SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

                    (b)  The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness.

                    SECTION 6.09.  Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (iii) loans or advances to employees permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors and (viii) any Restricted Payment permitted by Section 6.08, provided that, prior to the consummation of any transaction contemplated by this Section, the chief executive officer shall have delivered a certificate to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such transaction complies with this Section.

                    SECTION 6.10.  Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 or to other restrictions that are not less favorable to the Lenders and are contained in the documentation governing any Indebtedness that refinances the Indebtedness that imposes such restrictions (but shall apply to any extension or renewal of, or any amendment or modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

                    SECTION 6.11.  Amendment of Material Documents.  The Borrower will not, and will not permit any Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, by-laws or other organizational documents, (b) any Acquisition Document, (c) any Senior Notes Documents, (d) the Existing Company Secured Notes and (e) the Indebtedness permitted under Section 6.01(a)(iii), in each case if the effect of such amendment, modification, waiver, termination or release is adverse to the Borrower, any Subsidiary or the Lenders.

                    SECTION 6.12.  Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio

September 30, 2005 through September 30, 2006	1.000 to 1.00
October 1, 2006 through September 30, 2007	1.125 to 1.00
October 1, 2007 and thereafter	1.200 to 1.00

                    SECTION 6.13.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

September 30, 2005 through September 30, 2006	2.50 to 1.00
October 1, 2006 through September 30, 2007	2.25 to 1.00
October 1, 2007 and thereafter	2.00 to 1.00

                    SECTION 6.14.  Senior Secured Leverage Ratio.  The Borrower will not permit the Senior Secured Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

September 30, 2005 and thereafter	0.50 to 1.00

                    SECTION 6.15.  Maximum Capital Expenditures.  (a)  The aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year shall not exceed the amount set forth below opposite such fiscal year:

Year	Amount

2005	$80,000,000
2006 and each fiscal year thereafter	$65,000,000

                    (b)  The amount of Capital Expenditures set forth in Section 6.15(a) in respect of any fiscal year commencing with the fiscal year ending on December 31, 2006, shall be (i) increased (but not decreased) by (A) (x) the amount of unused Capital Expenditures for the immediately preceding fiscal year less (y) the amount of unused Capital Expenditures carried forward to such immediately preceding fiscal year pursuant to this paragraph and (B) the amount of Capital Expenditures specified by the Borrower in a written notice delivered to the Administrative Agent not later than 30 days prior to the effectiveness of any increase in the amount of Capital Expenditures in respect thereof, provided that in the case of this clause (B) the amount of such increase shall not exceed the amount of Capital Expenditures set forth in Section 6.15(a) for the immediately following fiscal year and (ii) decreased by the amount brought forward from such year to the prior fiscal year pursuant to clause (i)(B) above.

                    SECTION 6.16.  Changes in Fiscal Periods.  The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

                    SECTION 6.17.  Anti-Terrorism Laws.  The Loan Parties and their respective Affiliates and agents will not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.

ARTICLE VII

Events of Default

                     SECTION 7.01.  Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

          (a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

          (c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

          (e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

          (f)  The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any cure periods with respect thereto);

          (g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

          (h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)  The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) The Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k)  one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

          (l)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $2,500,000 in any year or (ii) $5,000,000 for all periods;

          (m)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $2,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) any Loan Document or any Guarantee shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto;

          (o)  the Guarantees of the Loan Document Obligations by the Borrower and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

                    Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

                    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                    The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(b)(viii), Section 9.02 or Section 9.04(e)), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(b)(viii), Section 9.02 or Section 9.04(e)) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the senior secured credit facilities provided for herein as well as activities as Administrative Agent.

                    In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, renewal or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit.

                    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in New York City, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

                    Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

                    Notwithstanding anything herein to the contrary, none of the Sole Bookrunner, Joint Lead Arrangers, Syndication Agent, Documentation Agent and Collateral Agent listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

Miscellaneous

                    SECTION 9.01.  Notices.  Any notice, request, demand, direction or other communication (for purposes of this Section 9.01 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 9.01) in accordance with this Section 9.01.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 9.01 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 9.01.  Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

                    (c)          In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

                    (d)          In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 9.01; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

                    SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan, the funding of a Credit-Linked Deposit or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                    (b)  Except as provided in Section 2.20 with respect to any Incremental Revolving Facility Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or extend the date on which the Credit-Linked Deposits are required to be returned in full to the Synthetic LC Lenders, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change (x) Section 2.08(c) in a manner that would alter the pro rata termination or reduction of the Revolving Commitments or reduction of the Total Credit-Linked Deposit required thereby or (y) Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Revolving Lenders or Synthetic LC Lenders, as the case may be) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Revolving Lender or Synthetic LC Lender, as the case may be) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders participating in Loans differently than those participating in Synthetic Letters of Credit (and vice versa), without the written consent of Lenders holding a majority in interest of the outstanding Loans, or Synthetic Letters of Credit, as applicable; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders participating in Loans, but not the Lenders participating in Synthetic Letters of Credit (or vice versa) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder at the time.

                    (c)  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders participating in Loans or those participating in Synthetic Letter of Credit, as the case may be, pursuant to clause (viii) or (B) of paragraph (a) of this Section, the consent of a majority in interest of the outstanding Loans, unused Commitments and Total Credit-Linked Deposits) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”)), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld and (b) such Non-Consenting Lender shall have received payment of an amount equal to its Credit-Linked Deposit, the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such deposit, outstanding principal, participations, and accrued interest and fees) or the Borrower (in the case of all other amounts).

                    SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and their respective Affiliates, including the reasonable expenses incurred in connection with due diligence and the reasonable fees, charges and disbursements of a single New York counsel for the Administrative Agent and the Syndication Agent and of a single local counsel for the Administrative Agent in each applicable jurisdiction, in connection with the syndication of the senior secured credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Syndication Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, Credit-Linked Deposits deposited or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                    (b)  The Borrower shall indemnify the Administrative Agent, the Syndication Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary directly or indirectly arising out of, relating to, based upon, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final, non appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

                    (c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Syndication Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Syndication Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Exposures, Synthetic LC Exposures and unused Commitments and Credit-Linked Deposits at the time (without duplication).

                    (d)  To the fullest extent permitted by applicable law, the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), directly or indirectly arising out of, relating to or based upon any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                    (e)  All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

                    SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans or Credit-Linked Deposits at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided, however, that no consent of the Borrower shall be required (1) for any assignment of Credit-Linked Deposits to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or (2) if a Default has occurred and is continuing, any other assignee, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Credit-Linked Deposit to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Credit-Linked Deposit to an Approved Fund.

                         (ii)  Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, Loans or Credit-Linked Deposits, the amount of the Commitment, Loans or Credit-Linked Deposits of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Commitment, Loans or Credit-Linked Deposits unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments, Loans or Credit-Linked Deposits, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(f).

                    For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

                    “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                    “CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

                    “Eligible Assignee” means any Person, acting for its own account or the accounts of other Eligible Assignees, who in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in (a) securities issued by (i) entities unaffiliated with the Eligible Assignee, or (ii) entities whose securities are publicly traded; (b) real estate held for investment purposes; or (c) other “Investments”, within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 and rules adopted thereunder.

                          (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.  Without the consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, the Credit-Linked Deposits of any Synthetic LC Lender shall not be released in connection with any assignment by such Synthetic LC Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.05 to satisfy such assignee’s obligations in respect of Synthetic LC Disbursements.

                          (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, the principal amount of the Loans and LC Disbursements owing to, and the Credit-Linked Deposits in respect of, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank, the Syndication Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                          (v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (c)  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, Loans owing to it, Credit-Linked Deposits and participations in Letters of Credit), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

                          (ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

                    (d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    (e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

                    SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated and the Credit-Linked Deposits have not been returned in full to the Synthetic LC Lenders.  The provisions of Sections 2.15, 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the return of the Credit-Linked Deposits, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                    SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                    SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  The applicable Lender and the Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their respective Affiliates may have.

                    SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York (without giving effect to the conflict of law principles thereof).

                    (b)  Each of the Borrower and the Subsidiaries hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding directly or indirectly arising out of, relating to or based upon any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower, the Subsidiaries or their respective properties in the courts of any jurisdiction.

                    (c)  Each of the Borrower and the Subsidiaries hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding directly or indirectly arising out of, relating to or based upon any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT, RELATING TO OR BASED UPON ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                    SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Syndication Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Syndication Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Syndication Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, the information subject to this Section 9.12 shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

                    SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Open Rate to the date of repayment, shall have been received by such Lender.

                    SECTION 9.14.  USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States of America or a foreign county, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Effective Date, and (ii) as such other times as are required under the USA Patriot Act.

                    SECTION 9.15.  No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JAMES RIVER COAL COMPANY,

by	/s/ Samuel M. Hopkins II

Name:	Samuel M. Hopkins II
Title:	Vice President &
Chief Accounting Officer

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent and the Issuing Bank,

by	/s/ Christopher N. Moravec

Name:	Christopher N. Moravec
Title:	SVP

MORGAN STANLEY SENIOR FUNDING, INC.,
individually and as Syndication Agent,

by	/s/ Jaap L. Tonckens

Name:	Jaap L. Tonckens
Title:	Vice President
Morgan Stanley Senior Funding

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF MAY 31, 2005, AMONG JAMES RIVER COAL COMPANY, AS BORROWER, THE LENDER PARTY THERETO, PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY SENIOR FUNDING, INC., AS SYNDICATION AGENT,

by	CATERPILLAR FINANCIAL SERVICES CORP.

/s/ Martin Donner

Name:	Martin Donner
Title:	Syndications Sales Manager

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF MAY 31, 2005, AMONG JAMES RIVER COAL COMPANY, AS BORROWER, THE LENDER PARTY THERETO, PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY SENIOR FUNDING, INC., AS SYNDICATION AGENT,

by	BEARS STEARNS CORPORATE LENDING INC.

/s/ Victor Bulzacchelli

Name:	Victor Bulzacchelli
Title:	Vice President